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                                 PRESS RELEASE

FOR IMMEDIATE RELEASE

                                                        Contact: Dan Spiegelman
                                                        Chief Financial Officer
                                                                   650/812-9509
                                                                             or
                                                               Christopher Chai
                                                   Director, Strategic Planning
                                                         and Investor Relations
                                                                   650/812-9560


              CV THERAPEUTICS ADOPTS STOCKHOLDER RIGHTS PLAN

PALO ALTO, CA (February 4, 1999) -- CV Therapeutics, Inc. (Nasdaq: CVTX) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of February 23, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

     The Rights Plan is designed to enable all CVT stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire CVT. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

     The rights will be distributed as a non-taxable dividend and will expire in ten years from the Record Date. The rights will be exercisable only if a person or group acquires 20 percent or more of the CVT Common Stock or announces a tender offer of CVT's Common Stock. If a person acquires 20 percent or more of CVT's Common Stock, all rightsholders except the buyer will be entitled to acquire CVT Common Stock at a discount. The effect will be to discourage acquisitions of more than 20 percent of CVT's Common Stock without negotiations with the Board.

     The rights will trade with CVT's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. CVT's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 20 percent of the CVT Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.


                                    -more-

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     In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to uncertainties related to the Company's early stage of development. These factors are more fully discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on the application of molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. The Company currently has three drug candidates in clinical trials. Ranolazine, for the potential treatment of angina, is in Phase III clinical trials. Adentri-TM- (CVT-124), for the potential treatment of congestive heart failure (CHF), is in Phase II clinical trials. A third product, CVT-510, for the potential treatment of atrial arrhythmias, is in Phase I clinical trials. For more information, please visit CV Therapeutics' web site at www.cvt.com.

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